EXHIBIT 2

         Set forth below is a summary of transactions in the Series L American Depositary Shares of the Issuer (each such Share representing four shares of Series L Stock of the Issuer) by Phillip Frost, M.D. effected August 29, 1996 through the date of this Amendment No. 7. All transactions were open market sales effected on the New York Stock Exchange.

                       NUMBER OF SHARES                      PRICE PER
DATE                          SOLD                           SHARE
----                   ----------------                      ---------
8/21/97                        3,000                          3.6875

9/22/97                      100,000                          2.70

10/3/97                        5,000                          4.625

10/6/97                       10,000                          4.625

10/7/97                       10,500                          4.625

10/8/97                       15,000                          4.625

10/8/97                        5,000                          4.6875

10/9/97                       10,000                          4.625

10/9/97                       11,500                          4.75

10/10/97                      12,000                          5.00

10/10/97                      13,000                          4.9375